Calculation of Filing Fee Tables
S-8
Powerfleet, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01 per share	Other	8,400,000	$ 2.83	$ 23,772,000.00	0.0001381	$ 3,282.91
Total Offering Amounts:						$ 23,772,000.00		$ 3,282.91
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,282.91
Offering Note
[1]	The amount registered represents shares of common stock, par value $0.01 per share ("Common Stock"), of Powerfleet, Inc., a Delaware corporation (the "Company"), issuable pursuant to the Company's 2018 Incentive Plan, as amended (the "2018 Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act"), this registration statement also covers such additional shares of Common Stock that may become issuable under the 2018 Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock. The proposed maximum offering price per share was estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Market on September 25, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources